Exhibit 99.1

Conversion Labs Appoints Digital Marketing Executive, Bryant Hussey, as Chief Digital Officer

PUBLISHED

JAN 5, 2021 10:15AM EST

NEW YORK, Jan. 05, 2021 (GLOBE NEWSWIRE) — Conversion Labs, Inc. (NASDAQ: CVLB), a direct-to-consumer telemedicine company, has appointed digital marketing expert and industry thought-leader, Bryant Hussey, to the new position of chief digital officer. He will lead the company’s marketing and customer retention efforts, as well as help launch new or enhanced telemedicine products, improve unit economics, and maximize patient lifetime value.

Hussey brings to Conversion Labs more than 20 years of executive experience at direct-to-consumer and eCommerce companies, translating business goals into successful marketing campaigns. He specializes in lead generation, funnel optimization and customer retention that maximizes customer lifetime value and lowers cost per acquisition.

Hussey previously served as chief digital officer at Advanced Vita Supplements (AVS), a direct response nutraceutical company and an official global licensee of Playboy Enterprise’s sexual wellness supplements. At AVS, he was responsible for creating targeted campaigns that increased brand awareness and customer conversions, and he led the launch of the company’s subscription-based business.

Prior to AVS, Hussey was vice president of Atlantic Coast Brands, an ‘Inc. 500’ omni-channel international beauty company that has serviced more than 10 million customers worldwide and generated $1 billion in revenue overall. He led the company’s digital marketing campaigns for its hair regrowth system for women which attracted more than 1 million customers and generated $500 million in revenue. He also grew Atlantic’s subscription-based business, adding 60,000 subscriptions per month on average over nine years.

“Online advertising that drives subscriptions is key to our growth strategy and building shareholder value, making Bryant’s proven success in this arena a perfect fit for Conversion Labs,” stated Conversion Labs CEO, Justin Schreiber. “Bryant has shown to be especially adept at evaluating the trends in the global consumer markets, and creating online marketing campaigns that effectively address them.

“We expect his knowledge and experience to help us fully optimize our digital marketing strategies and extract maximum value from our growing line of telemedicine products that address large and underserved markets. This includes the near-term launch of a new brand extension for our popular Rex MD line for men’s health that addresses additional medical indications.”

Conversion Labs recently reported that its annual recurring revenue (ARR) from subscriptions reached $23.0 million, up 517% over last year, largely due to consumer demand for Rex MD.

Earlier in his career, Hussey served as a marketing director for a division of Ardis Health, an international eCommerce company, where he focused on the digital marketing of direct-to-consumer diet products. He oversaw the company’s media distribution channels and customer acquisition in the U.S. and assisted in product and business development.

“I couldn’t be more excited to join Conversion Labs with so many opportunities for growth in direct-to-consumer telemedicine,” said Hussey. “Creating and executing digital marketing strategies for products that make a real difference in people’s lives has long been my passion. I believe what I can bring to Conversion Labs will really make a difference, especially when teaming with the tremendous talent Justin has brought together over the last several months.”

Hussey received his B.A. in Economics at Saint Peter’s University, and completed professional studies programs in Integrated Marketing at New York University. He is a certified Google Advertising Professional, and regularly speaks at lead generation and performance marketing events, including LeadsCon and Affiliate Summit.

For nine years Hussey has served on the board of trustees for the House of Faith, a non-profit organization dedicated to transitional housing programs for the homeless.

About Conversion LabsConversion Labs, Inc. is a telemedicine company with a portfolio of online direct-to-consumer brands. The company’s brands combine virtual medical treatment with prescription medications and unique over-the-counter products. Its network of licensed physicians offers telemedicine services and direct-to-consumer pharmacy to consumers across the U.S. To learn more, visit Conversionlabs.com.

Important Cautions Regarding Forward-Looking StatementsThis news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things our plans, strategies and prospects — both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Many of the forward-looking statements contained in this news release may be identified by the use of forward-looking words such as “believe,” “expect,” “anticipate,” “should,” “planned,” “will,” “may,” “intend,” “estimated,” and “potential,” among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include market conditions and those set forth in reports or documents that we file from time to time with the United States Securities and Exchange Commission. All forward-looking statements attributable to Conversion Labs, Inc. or a person acting on its behalf are expressly qualified in their entirety by this cautionary language.